Exhibit 5.1
SMITH, ANDERSON, BLOUNT,
DORSETT, MITCHELL & JERNIGAN, L.L.P.

OFFICES Wells Fargo Capitol Center 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601 —————	LAWYERS September 5, 2019	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611 ————— TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Novan, Inc.
4105 Hopson Road
Morrisville, North Carolina 27560

Re:     Novan, Inc.

Ladies and Gentlemen:

We have acted as counsel to Novan, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), covering the registration for resale of (i) 345,622 shares (the “Commitment Shares”) of the Company’s common stock, par value $0.0001 (“Common Stock”), issued to Aspire Capital Fund, LLC (“Aspire”) pursuant to a common stock purchase agreement dated August 30, 2019 (the “Purchase Agreement”), by and between the Company and Aspire, and (ii) up to 6,687,008 shares of the Company’s Common Stock (the “Agreement Shares”, and together with the Commitment Shares, the “Shares”) issuable from time to time pursuant to the Purchase Agreement.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Registration Statement and related prospectus, the Purchase Agreement, the Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), the Amended and Restated Bylaws of the Company (the “Bylaws”), and such other documents and have considered such matters of law and fact, in each case as we, in our professional judgment, have deemed appropriate to render the opinions contained herein. We call your attention to the fact that as a matter of customary practice, certain assumptions underlying opinions are assumed to be implicit. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company, without investigation or analysis of any underlying data contained therein.

Based upon and subject to the foregoing and the further assumptions, limitations and qualifications hereinafter expressed, it is our opinion that (i) the Commitment Shares are validly issued, fully paid and non-assessable, and (ii) upon issuance and delivery of the Agreement Shares as specified in and in accordance with the Purchase Agreement, including, without limitation, the payment in full of the applicable consideration therefor, and upon either (A) the countersigning of certificates representing the Agreement Shares by a duly authorized signatory of the Company’s registrar for Common Stock or (B) the book entry of such Agreement Shares by the transfer agent for the Company’s Common Stock, the Agreement Shares will be validly issued, fully paid and nonassessable.

Novan, Inc.
September 5, 2019

We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion given herein, may be inferred or implied herefrom. The opinion herein is limited to matters governed by the Delaware General Corporation Law, and no opinion is expressed herein as to the laws of any other jurisdiction. The opinion herein does not extend to compliance with federal or state securities laws relating to the offer or sale of the Shares.

Our opinion herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and to the filing of this opinion letter as an exhibit to the Registration Statement. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Sincerely yours,

SMITH, ANDERSON, BLOUNT,
DORSETT, MITCHELL & JERNIGAN, L.L.P.

/s/ Smith, Anderson, Blount,
Dorsett, Mitchell & Jernigan, L.L.P.